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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)*





                                  Vizacom Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92855E 10 2
            -------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
            -------------------------------------------------------
            (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP No. 92855E 10 2                 13G/A                Page  2  of  5  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vincent DiSpigno
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
      NUMBER OF                 493,444
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6    SHARED VOTING POWER
         EACH                   0
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                493,444
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           493,444
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [X]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.25% **
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

** Based upon information provided by the Issuer that there are currently 11,621,442 shares of common stock, par value $.001 per share, of Vizacom Inc. outstanding as of February 12, 2003.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 92855E 10 2                 13G/A                Page  3  of  5  Pages

--------------------------------------------------------------------------------


Item 1(a)      Name of Issuer:       Vizacom Inc.



Item 1(b)      Address of Issuer's Principal Executive Offices:
               3512 Veterans Memorial  Hwy., Bohemia, NY 11716


Item 2(a)      Name of Person Filing:
               Vincent DiSpigno

Item 2(b)      Address of Principal Business Office or, if none, Residence:
               3512 Veterans Memorial Hwy., Bohemia, NY 11716

Item 2(c)      Citizenship:
               United States of America

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.001 per share

Item 2(e)      CUSIP Number: 92855E 10 2



Item 3 This statement is being filed pursuant to Rule 13d-2(b), however, none of the categories to be listed under this item are applicable to the person filing.

Item 4(a)      Amount Beneficially Owned

               As of February 12, 2003: 493,444


Item 4(b)      Percent of Class:4.25%

Item 4(c)      Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote: 493,444 (1)

               (ii)    shared power to vote or to direct the vote: 0

               (iii)   sole power to dispose or to direct the disposition of:
                       493,444 (1)

               (iv)    shared power to dispose or to direct the disposition of:
                       0


Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following _X_

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

(1) Includes 241,000 shares of common stock issuable upon exercise of options granted to the Reporting Person under the Issuer's various stock plans which are exercisable within the next 60 days. Does not include 182,500 shares of common stock issuable upon exercise of options granted to the Reporting Person under the Issuer's various stock plans which are not exercisable within the next 60 days.

CUSIP No. 92855E 10 2                 13G/A                Page  4  of  5  Pages

--------------------------------------------------------------------------------


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not applicable.

Item 8         Identification and Classification of Members of the Group:

               Not applicable.

Item 9         Notice of Dissolution of Group:

               Not applicable.

Item 10        Certification:

               Not Applicable.

CUSIP No. 92855E 10 2                 13G/A                Page  5  of  5  Pages

--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 12, 2003
                                        ----------------------------------
                                                      Date

                                               /s/ Vincent DiSpigno
                                        ----------------------------------
                                                    Signature

                                              Vincent DiSpigno
                                        ----------------------------------
                                                    Name/Title